Exhibit 10.1

REORGANIZED ENERGY PARTNERS, LTD.

Board Compensation Program

November 6, 2009

Annual Fees:

Each non-employee director (“Director”) of Energy Partners, Ltd. (the “Company”) will receive an annual fee in the amount of $20,000, to be paid quarterly in cash, shares of common stock (“Common Stock”) of the Company or a combination thereof, at the election of such Director.

Each Director who is a member of the Audit Committee of the Board will receive an additional annual fee of $5,000, to be paid quarterly in cash, shares of Common Stock or a combination thereof, at the election of such Director.

The chairperson of the Audit Committee will receive an additional annual fee of $15,000, to be paid quarterly in cash, shares of Common Stock or a combination thereof, at the election of such Director. The chairperson of any other committee will receive an additional annual fee of $10,000, to be paid quarterly, at the election of such Director, in cash, shares of Common Stock or a combination thereof.

Each of the above-described annual fees shall be collectively referred to as the “Annual Fees.”

Board Meeting Fees:	In addition to the foregoing Annual Fees, each Director will receive a meeting fee of $2,000 per meeting of the Board of Directors (the “Board”) of the Company, paid in cash.

Committees:

The Board will have at least three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. Additional committees may be established by the Board from time to time in its discretion.

In addition to Annual Fees, each Director who is a member of an authorized Board committee will receive a meeting fee of $1,500, paid in cash, for attending each committee meeting not held on the same day as a Board meeting. Additionally, each Director will receive a fee of $1,000, paid in cash, for attending each committee meeting held on the same day as a Board meeting if the committee meeting lasts for a substantial period of time.

Expenses:	Each Director will be promptly reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings, but in no event shall the reimbursements occur less frequently than on a quarterly basis.

Stock Awards:	Each Director will be granted an annual equity-based compensation stock award (“Stock Award”) with a market value of $100,000 (valued as of the grant date of such award and pro-rated as provided below, if applicable) (a) immediately following each annual meeting of stockholders or (b) other than those Directors who are members of the Board from and after September 21, 2009 (the “Initial Post-Reorganization Directors”), on the date of such Director’s appointment to the Board, whichever is later. One-half of the Stock Award will be made in unrestricted shares of Common Stock and will vest immediately on the date of grant. The remaining one-half of the Stock Award will be made in restricted shares of Common Stock and will vest on the day immediately preceding the date of the following year’s annual meeting of stockholders.

2009 Long Term Incentive Plan and Stock and Deferral Plan for Non-Employee Directors:	Common Stock issuable to Directors pursuant to this Program (whether from Annual Fees or Stock Awards) shall be issued under the Company’s 2009 Long Term Incentive Plan, as it may be amended from time to time. Elections to receive all or a portion of the Annual Fees in shares of Common Stock will be made pursuant to the applicable annual election forms for the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors, as it may be amended from time to time (the “Stock and Deferral Plan”). At the sole discretion of the plan administrator for the Stock and Deferral Plan, Directors may also be deemed eligible to defer the receipt of shares of Common Stock pursuant to the Stock and Deferral Plan; Directors will select their preferred deferral options as provided in the election form then in effect with respect to the Stock and Deferral Plan.

Proration for Partial Year of Service:	For the period of service of each of the Initial Post-Reorganization Directors until the 2010 annual meeting of stockholders, Annual Fees and Stock Awards will be prorated to 8/12 of the dollar amount of same as set forth above. For any other Director whose period of service on the Board begins other than on the date of any annual meeting of stockholders, the Annual Fees and Stock Award payable to such Director for his or her initial period of service will be prorated to be a fraction of the dollar amounts set forth above for such fees, where such fraction is the number of months (rounded up or down to the nearest whole month) in the period from the date of such Director’s appointment to the Board through the last day of the following May divided by 12.